Exhibit 99.1

Owens & Minor Reports Third Quarter 2024 Financial Results

Top-Line Growth Driven by Continued Solid Demand in Patient Direct and Medical Distribution

Total Debt Reduction of Nearly $200 Million in the Third Quarter

RICHMOND, VA – November 4, 2024 – Owens & Minor, Inc. (NYSE: OMI) today reported financial results for the third quarter ended September 30, 2024.

Key Highlights:

●	Consolidated revenue of $2.7 billion in the third quarter, representing year-over-year growth of 5%
●	GAAP Net loss of $(13) million or $(0.17) per share, and adjusted earnings per share of $0.42 in the third quarter
●	Adjusted EBITDA of $142 million in the third quarter, representing year-over-year growth of 5%
●	$198 million in total debt reduction in the third quarter

“Our third quarter results demonstrated our ability to deliver on our commitments both near-term as well as on our strategic initiatives. Our Patient Direct segment continues to perform well in the growing home-based care space while we continue investing to support long-term profitable growth. In our Products & Healthcare Services segment, we continue to see solid top-line results, especially within our Medical Distribution division supported by recent wins and deepened relationships with our existing customers,” said Edward A. Pesicka, President & Chief Executive Officer of Owens & Minor.

Pesicka concluded, “Looking ahead we are confident in our ability to show good sequential growth and cash flow from the third to fourth quarter which positions us well as we enter 2025. Each of the segments should benefit from seasonality and investments of the last several quarters as we finish 2024 and look to the future.”

Financial Summary (1)			YTD	YTD
($ in millions, except per share data)	3Q24	3Q23	2024	2023

Revenue	$2,721	$2,592	$8,005	$7,678

Operating income, GAAP	$24.2	$23.8	$54.2	$44.5
Adj. Operating Income, Non-GAAP	$84.2	$84.2	$217.8	$193.9

Net loss, GAAP	$(12.8)	$(6.4)	$(66.6)	$(59.1)
Adj. Net Income, Non-GAAP	$33.2	$34.1	$76.2	$51.9

Adj. EBITDA, Non-GAAP	$141.8	$134.7	$384.9	$356.2

Net loss per common share, GAAP	$(0.17)	$(0.08)	$(0.87)	$(0.78)
Adj. Net Income per share, Non-GAAP	$0.42	$0.44	$0.97	$0.67

(1) Reconciliations of the differences between the non-GAAP financial measures presented in this release and their most directly comparable GAAP financial measures are included in the tables below.

Results and Business Highlights

●	Consolidated revenue of $2.7 billion in the third quarter of 2024, an increase of 5% compared to the third quarter of 2023
o	Patient Direct revenue of $687 million, up 6% compared to the third quarter of 2023, driven by strength in a number of categories led by diabetes and sleep supplies
o	Products & Healthcare Services revenue of $2.0 billion, up 5% compared to the third quarter of 2023, driven primarily by strong same store sales in the Medical Distribution division along with one additional sales day
●	Third quarter 2024 operating income of $24 million and Adjusted Operating Income of $84 million
o	Sequentially, third quarter 2024 GAAP operating income improved by $4 million and Adjusted Operating Income increased by $8 million
●	GAAP Net loss of $(13) million and Adjusted Net Income of $33 million in the third quarter of 2024
o	Adjusted EBITDA of $142 million in the third quarter, representing year-over-year growth of 5%
●	Reduced total debt by $198 million including full redemption of the 2024 senior notes

2024 Financial Outlook

The Company’s recently revised financial guidance; summarized below:

●	Revenue for 2024 to be in a range of $10.6 billion to $10.8 billion
●	Adjusted EBITDA for 2024 to be in a range of $540 million to $550 million
●	Adjusted EPS for 2024 to be in a range of $1.45 to $1.55

The Company’s outlook for 2024 contains assumptions, including current expectations regarding the impact of general economic conditions, including inflation, and the continuation of pressure on pricing and demand in our Products & Healthcare Services segment. Key assumptions supporting the Company’s 2024 financial guidance include:

●	Gross margin rate of 20.5% to 21.0%
●	Interest expense of $142 to $144 million
●	Adjusted effective tax rate of 27.5% to 28.5%
●	Diluted weighted average shares of ~78.5 million
●	Capital expenditures of $225 to $235 million
●	Stable commodity prices
●	FX rates as of 12/31/2023

Although the Company does provide guidance for adjusted EBITDA and adjusted EPS (which are non-GAAP financial measures), it is not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP amounts are not predictable, making it impracticable for the Company to forecast. Such elements include, but are not limited to, restructuring and acquisition charges, which could have a significant and unpredictable impact on our GAAP results. As a result, no GAAP guidance or reconciliation of the Company’s adjusted EBITDA guidance or adjusted EPS guidance is provided. The outlook is based on certain assumptions that are subject to the risk factors discussed in the Company’s filings with the SEC.

Investor Conference Call for Third Quarter 2024 Financial Results

Owens & Minor executives will host a conference call for investors and analysts on Monday, November 4, 2024, at 8:30 a.m. EDT. Participants may access the call via the toll-free dial-in number at 1-888-300-2035, or the toll dial-in number at 1-646-517-7437. The conference ID access code is 1058917.

All interested stakeholders are encouraged to access the simultaneous live webcast by visiting the investor relations page of the Owens & Minor website available at investors.owens-minor.com/events-and-presentations/. A replay of the webcast can be accessed following the presentation at the link provided above.

Safe Harbor

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements in this release regarding our future prospects and performance, including our expectations with respect to our 2024 financial performance, our Operating Model Realignment Program and other cost-saving initiatives, future indebtedness and growth, industry trends, as well as statements related to our expectations regarding the performance of our business, including the results of our Operating Model Realignment Program and our ability to address macro and market conditions. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 20, 2024, including the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause the Company’s actual results to differ materially from its current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, Owens & Minor can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. Owens & Minor specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Owens & Minor

Owens & Minor, Inc. (NYSE: OMI) is a Fortune 500 global healthcare solutions company providing essential products and services that support care from the hospital to the home. For over 100 years, Owens & Minor and its affiliated brands, Apria®, Byram® and HALYARD*, have helped to make each day better for the patients, providers, and communities we serve. Powered by more than 20,000 teammates worldwide, Owens & Minor delivers comfort and confidence behind the scenes so healthcare stays at the forefront. Owens & Minor exists because every day, everywhere, Life Takes Care™. For more information about Owens & Minor and our affiliated brands, visit owens-minor.com or follow us on LinkedIn and Instagram.

*Registered Trademark or Trademark of O&M Halyard or its affiliates.

Owens & Minor, Inc.

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,
	2024	2023
Net revenue	$2,721,125	$2,591,742
Cost of goods sold	2,161,419	2,053,244
Gross profit	559,706	538,498
Distribution, selling and administrative expenses	469,798	452,583
Acquisition-related charges and intangible amortization	21,097	30,217
Exit and realignment charges, net	28,880	30,180
Other operating expense, net	15,727	1,677
Operating income	24,204	23,841
Interest expense, net	36,554	38,127
Other expense (income), net	1,438	(3,302)
Loss before income taxes	(13,788)	(10,984)
Income tax benefit	(1,018)	(4,558)
Net loss	$(12,770)	$(6,426)

Net loss per common share:
Basic	$(0.17)	$(0.08)
Diluted	$(0.17)	$(0.08)

Owens & Minor, Inc.

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except per share data)

	Nine Months Ended September 30,
	2024	2023
Net revenue	$8,004,810	$7,677,817
Cost of goods sold	6,365,421	6,122,579
Gross profit	1,639,389	1,555,238
Distribution, selling and administrative expenses	1,416,724	1,356,334
Acquisition-related charges and intangible amortization	61,395	74,609
Exit and realignment charges, net	85,530	74,817
Other operating expense, net	21,542	4,991
Operating income	54,198	44,487
Interest expense, net	108,108	121,053
Other expense (income), net	3,796	(843)
Loss before income taxes	(57,706)	(75,723)
Income tax provision (benefit)	8,864	(16,638)
Net loss	$(66,570)	$(59,085)

Net loss per common share:
Basic	$(0.87)	$(0.78)
Diluted	$(0.87)	$(0.78)

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in thousands)

	September 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$45,454	$243,037
Accounts receivable, net	661,664	598,257
Merchandise inventories	1,242,453	1,110,606
Other current assets	166,967	150,890
Total current assets	2,116,538	2,102,790
Property and equipment, net	498,746	543,972
Operating lease assets	357,264	296,533
Goodwill	1,642,196	1,638,846
Intangible assets, net	313,284	361,835
Other assets, net	153,254	149,346
Total assets	$5,081,282	$5,093,322
Liabilities and equity
Current liabilities
Accounts payable	$1,338,021	$1,171,882
Accrued payroll and related liabilities	100,002	116,398
Current portion of long-term debt	42,626	206,904
Other current liabilities	453,517	396,701
Total current liabilities	1,934,166	1,891,885
Long-term debt, excluding current portion	1,842,348	1,890,598
Operating lease liabilities, excluding current portion	288,043	222,429
Deferred income taxes, net	25,650	41,652
Other liabilities	116,483	122,592
Total liabilities	4,206,690	4,169,156
Total equity	874,592	924,166
Total liabilities and equity	$5,081,282	$5,093,322

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(dollars in thousands)

	Three Months Ended September 30,
	2024	2023
Operating activities:
Net loss	$(12,770)	$(6,426)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	61,614	73,652
Share-based compensation expense	5,680	5,742
(Benefit) provision for losses on accounts receivable	(1,862)	413
Loss (gain) on extinguishment of debt	311	(5,222)
Deferred income tax benefit	(6,090)	(9,557)
Changes in operating lease right-of-use assets and lease liabilities	3,390	1,560
Gain from sales and dispositions of property and equipment	(9,806)	(7,899)
Changes in operating assets and liabilities:
Accounts receivable	9,093	(13,006)
Merchandise inventories	(9,356)	81,406
Accounts payable	(39,110)	(5,821)
Net change in other assets and liabilities	24,236	39,913
Other, net	1,977	2,680
Cash provided by operating activities	27,307	157,435
Investing activities:
Additions to property and equipment	(57,652)	(47,728)
Additions to computer software	(3,866)	(2,860)
Proceeds from sales of property and equipment	17,733	17,916
Other, net	16,596	—
Cash used for investing activities	(27,189)	(32,672)
Financing activities:
Borrowings under amended Receivables Financing Agreement	619,100	127,800
Repayments under amended Receivables Financing Agreement	(619,100)	(127,800)
Repayments of debt	(199,072)	(191,888)
Other, net	(515)	8,893
Cash used for financing activities	(199,587)	(182,995)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,090	(711)
Net decrease in cash, cash equivalents and restricted cash	(198,379)	(58,943)
Cash, cash equivalents and restricted cash at beginning of period	273,469	309,103
Cash, cash equivalents and restricted cash at end of period(1)	$75,090	$250,160
Supplemental disclosure of cash flow information:
Income taxes paid, net	$2,370	$3,708
Interest paid	$33,459	$22,454
Noncash investing activity:
Unpaid purchases of property and equipment and computer software at end of period	$75,176	$60,870

(1) Restricted cash as of September 30, 2024 and June 30, 2024 was $29.6 million and $29.8 million and includes amounts held in an escrow account as required by the Centers for Medicare & Medicaid Services (CMS) in conjunction with the Bundled Payments for Care Improvement (BPCI) initiatives related to wind-down costs of Fusion5, as well as restricted cash deposits received under the Master Receivables Purchase Agreement to be remitted to a third-party financial institution.

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2024	2023
Operating activities:
Net loss	$(66,570)	$(59,085)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	199,588	216,640
Share-based compensation expense	19,281	17,417
Benefit for losses on accounts receivable	(1,538)	(487)
Loss (gain) on extinguishment of debt	311	(4,379)
Deferred income tax benefit	(15,119)	(16,315)
Changes in operating lease right-of-use assets and lease liabilities	7,156	(1,517)
Gain from sales and dispositions of property and equipment	(37,682)	(26,462)
Changes in operating assets and liabilities:
Accounts receivable	(59,349)	77,197
Merchandise inventories	(132,433)	247,057
Accounts payable	164,261	46,338
Net change in other assets and liabilities	4,719	122,867
Other, net	7,869	9,674
Cash provided by operating activities	90,494	628,945
Investing activities:
Additions to property and equipment	(148,031)	(140,478)
Additions to computer software	(8,695)	(11,089)
Proceeds from sales of property and equipment	84,759	53,645
Other, net	7,738	(418)
Cash used for investing activities	(64,229)	(98,340)
Financing activities:
Borrowings under amended Receivables Financing Agreement	1,286,400	476,000
Repayments under amended Receivables Financing Agreement	(1,286,400)	(572,000)
Repayments of debt	(211,447)	(270,189)
Other, net	(13,060)	74
Cash used for financing activities	(224,507)	(366,115)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	408	(515)
Net (decrease) increase in cash, cash equivalents and restricted cash	(197,834)	163,975
Cash, cash equivalents and restricted cash at beginning of period	272,924	86,185
Cash, cash equivalents and restricted cash at end of period(1)	$75,090	$250,160
Supplemental disclosure of cash flow information:
Income taxes paid (received), net	$7,610	$(6,798)
Interest paid	$104,278	$101,079
Noncash investing activity:
Unpaid purchases of property and equipment and computer software at end of period	$75,176	$60,870

(1) Restricted cash as of September 30, 2024 and December 31, 2023 was $29.6 million and $29.9 million and includes amounts held in an escrow account as required by the Centers for Medicare & Medicaid Services (CMS) in conjunction with the Bundled Payments for Care Improvement (BPCI) initiatives related to wind-down costs of Fusion5, as well as restricted cash deposits received under the Master Receivables Purchase Agreement to be remitted to a third-party financial institution.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(dollars in thousands)

	Three Months Ended September 30,
	2024		2023
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Products & Healthcare Services	$2,034,279	74.76%	$1,943,467	74.99%
Patient Direct	686,846	25.24%	648,275	25.01%
Consolidated net revenue	$2,721,125	100.00%	$2,591,742	100.00%

		% of segment		% of segment
Operating income:		net revenue		net revenue
Products & Healthcare Services	$4,233	0.21%	$19,803	1.02%
Patient Direct	79,932	11.64%	64,435	9.94%
Acquisition-related charges and intangible amortization	(21,097)		(30,217)
Exit and realignment charges, net	(28,880)		(30,180)
Litigation and related charges (1)	(9,984)		—
Consolidated operating income	$24,204		$23,841

Depreciation and amortization:
Products & Healthcare Services	$18,382		$20,021
Patient Direct	43,232		53,631
Consolidated depreciation and amortization	$61,614		$73,652

Capital expenditures:
Products & Healthcare Services	$17,763		$5,023
Patient Direct	43,755		45,565
Consolidated capital expenditures	$61,518		$50,588

(1)	Litigation and related charges are reported within Other operating expense, net in our Statements of Operations. Refer to footnote 3 in the GAAP/Non-GAAP Reconciliations below.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2024		2023
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Products & Healthcare Services	$6,019,721	75.20%	$5,789,679	75.41%
Patient Direct	1,985,089	24.80%	1,888,138	24.59%
Consolidated net revenue	$8,004,810	100.00%	$7,677,817	100.00%

		% of segment		% of segment
Operating income:		net revenue		net revenue
Products & Healthcare Services	$27,187	0.45%	$24,564	0.42%
Patient Direct	190,598	9.60%	169,349	8.97%
Acquisition-related charges and intangible amortization	(61,395)		(74,609)
Exit and realignment charges, net	(85,530)		(74,817)
Litigation and related charges (1)	(16,662)		—
Consolidated operating income	$54,198		$44,487

Depreciation and amortization:
Products & Healthcare Services	$60,832		$57,360
Patient Direct	138,756		159,280
Consolidated depreciation and amortization	$199,588		$216,640

Capital expenditures:
Products & Healthcare Services	$29,130		$17,957
Patient Direct	127,596		133,610
Consolidated capital expenditures	$156,726		$151,567

(1)	Litigation and related charges are reported within Other operating expense, net in our Statements of Operations. Refer to footnote 3 in the GAAP/Non-GAAP Reconciliations below.

Owens & Minor, Inc.

Net Loss Per Common Share (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(12,770)	$(6,426)	$(66,570)	$(59,085)

Weighted average shares outstanding - basic	77,090	76,203	76,657	75,691
Dilutive shares	—	—	—	—
Weighted average shares outstanding - diluted	77,090	76,203	76,657	75,691

Net loss per common share:
Basic	$(0.17)	$(0.08)	$(0.87)	$(0.78)
Diluted	$(0.17)	$(0.08)	$(0.87)	$(0.78)

Share-based awards of approximately 1.4 million and 1.5 million shares for the three and nine months ended September 30, 2024 and approximately 1.5 million and 1.6 million shares for the three and nine months ended September 30, 2023 were excluded from the calculation of net loss per diluted common share as the effect would be anti-dilutive.

Owens & Minor, Inc.

GAAP/Non-GAAP Reconciliations (unaudited)

(dollars in thousands, except per share data)

The following table provides a reconciliation of reported operating income, net loss and net loss per share to non-GAAP measures used by management.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating income, as reported (GAAP)	$24,204	$23,841	$54,198	$44,487
Acquisition-related charges and intangible amortization (1)	21,097	30,217	61,395	74,609
Exit and realignment charges, net (2)	28,880	30,180	85,530	74,817
Litigation and related charges (3)	9,984	—	16,662	—
Operating income, adjusted (non-GAAP) (Adjusted Operating Income)	$84,165	$84,238	$217,785	$193,913
Operating income as a percent of net revenue (GAAP)	0.89%	0.92%	0.68%	0.58%
Adjusted operating income as a percent of net revenue (non-GAAP)	3.09%	3.25%	2.72%	2.53%

Net loss, as reported (GAAP)	$(12,770)	$(6,426)	$(66,570)	$(59,085)
Pre-tax adjustments:
Acquisition-related charges and intangible amortization (1)	21,097	30,217	61,395	74,609
Exit and realignment charges, net (2)	28,880	30,180	85,530	74,817
Litigation and related charges (3)	9,984	—	16,662	—
Other (4)	741	(4,657)	1,602	(2,685)
Income tax benefit on pre-tax adjustments (5)	(14,763)	(15,180)	(39,665)	(35,711)
One-time income tax charge (6)	—	—	17,233	—
Net income, adjusted (non-GAAP) (Adjusted Net Income)	$33,169	$34,134	$76,187	$51,945

Net loss per common share, as reported (GAAP)	$(0.17)	$(0.08)	$(0.87)	$(0.78)
After-tax adjustments:
Acquisition-related charges and intangible amortization (1)	0.20	0.28	0.60	0.74
Exit and realignment charges, net (2)	0.28	0.28	0.83	0.74
Litigation and related charges (3)	0.10	—	0.17	—
Other (4)	0.01	(0.04)	0.02	(0.03)
One-time income tax charge (6)	—	—	0.22	—
Net income per common share, adjusted (non-GAAP) (Adjusted EPS)	$0.42	$0.44	$0.97	$0.67

Owens & Minor, Inc.

GAAP/Non-GAAP Reconciliations (unaudited), continued

(dollars in thousands)

The following tables provide reconciliations of net loss and total debt to non-GAAP measures used by management.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss, as reported (GAAP)	$(12,770)	$(6,426)	$(66,570)	$(59,085)
Income tax (benefit) provision	(1,018)	(4,558)	8,864	(16,638)
Interest expense, net	36,554	38,127	108,108	121,053
Acquisition-related charges and intangible amortization (1)	21,097	30,217	61,395	74,609
Exit and realignment charges, net (2)	28,880	30,180	85,530	74,817
Other depreciation and amortization (7)	46,342	50,909	140,501	151,635
Litigation and related charges (3)	9,984	—	16,662	—
Stock compensation (8)	5,339	4,616	17,827	15,761
LIFO charges and (credits) (9)	6,672	(3,660)	10,985	(3,253)
Other (4)	741	(4,657)	1,602	(2,685)
Adjusted EBITDA (non-GAAP)	$141,821	$134,748	$384,904	$356,214

	September 30,	December 31,
	2024	2023
Total debt, as reported (GAAP)	$1,884,974	$2,097,502
Cash and cash equivalents	(45,454)	(243,037)
Net debt (non-GAAP)	$1,839,520	$1,854,465

The following items have been excluded in our non-GAAP financial measures:

(1) Acquisition-related charges and intangible amortization for the three and nine months ended September 30, 2024 includes $6.5 million and $10.2 million of acquisition-related costs related to the expected acquisition of Rotech, which consisted primarily of legal and professional fees. For the three and nine months ended September 30, 2023, we incurred $9.4 million and $11.9 million of acquisition-related costs, consisting of costs primarily related to the acquisition of Apria, Inc., as well as amortization of intangible assets established during acquisition method of accounting for business combinations. Acquisition-related charges consist primarily of one-time costs related to acquisitions, including transaction costs necessary to consummate acquisitions, which consist of investment banking advisory fees and legal fees, director and officer tail insurance expense, as well as transition costs, such as severance and retention bonuses, information technology (IT) integration costs and professional fees. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results.

(2) During the three and nine months ended September 30, 2024 exit and realignment charges, net were $28.9 million and $85.5 million. These charges primarily related to our (1) Operating Model Realignment Program of $19.5 million and $75.9 million, including professional fees, severance, and other costs to streamline functions and processes, (2) costs related to IT strategic initiatives such as converting certain divisions to common IT systems of $7.6 million and $14.3 million and (3) other costs associated with strategic initiatives of $1.8 million and $2.8 million for the three and nine months ended September 30, 2024. Exit and realignment charges, net also included a $7.4 million gain on the sale of our corporate headquarters for the nine months ended September 30, 2024. During the three and nine months ended September 30, 2023 exit and realignment charges, net were $30.2 million and $74.8 million. These charges primarily related to our (1) Operating Model Realignment Program of $24.5 million and $63.9 million, including professional fees, severance and other costs to streamline functions and processes, (2) IT restructuring charges such as converting to common IT systems of $3.3 million and $6.7 million and, (3) other costs associated with strategic initiatives of $2.4 million and $4.1 million for the three and nine months ended September 30, 2023. These costs are not normal recurring, cash operating expenses necessary for the Company to operate its business on an ongoing basis.

(3) Litigation and related charges includes settlement costs and related charges of legal matters within our Apria division. These costs do not occur in the ordinary course of our business, are non-recurring/infrequent and are inherently unpredictable in timing and amount.
(4)  For the three and nine months ended September 30, 2024 and 2023, other includes interest costs and net actuarial losses related to our frozen noncontributory, unfunded retirement plan for certain retirees in the United States (U.S.). Additionally, other for the three and nine months ended September 30, 2024 includes a loss on extinguishment of debt of $0.3 million and for the three and nine months ended September 30, 2023, a gain on extinguishment of debt, of $5.2 million and $4.4 million associated with the early retirement of indebtedness of $195 million and $268 million.

(5) These charges have been tax effected by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

(6) One-time income tax charge, recorded during the three months ended June 30, 2024, excluding the impact of incremental interest, relates to a recent decision associated with the Notice of Proposed Adjustments received in 2020 and 2021. The matter at hand, as discussed in previously filed SEC documents, is related to past transfer pricing methodology which is no longer employed. We believe the matter will be concluded without further impact to our financial results.

(7) Other depreciation and amortization relates to property and equipment and capitalized computer software, excluding such amounts captured within exit and realignment charges, net or acquisition-related charges.

(8) Stock compensation includes share-based compensation expense related to our share-based compensation plans, excluding such amounts captured within exit and realignment charges, net or acquisition-related charges.

(9) LIFO charges and (credits) includes non-cash adjustments to merchandise inventories valued at the lower of cost or market, with the approximate cost determined by the last-in, first-out (LIFO) method for distribution inventories in the U.S. within our Products & Healthcare Services segment.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.’s (the Company) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered substitutes for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

CONTACT:

Investors

Alpha IR Group

Jackie Marcus or Nick Teves

OMI@alpha-ir.com

Jonathan Leon

Executive Vice President & Chief Financial Officer

Investor.Relations@owens-minor.com

Media

Stacy Law

media@owens-minor.com

OMI-CORP

OMI-IR

SOURCE: Owens & Minor, Inc.